Exhibit 10.2
AMENDING AGREEMENT
THIS AGREEMENT made as of the 4th day of October, 2010.

AMONG:	STILLWATER MINING COMPANY, a corporation existing under the laws of Delaware;

(“Stillwater”)

AND:	MARATHON PGM CORPORATION, a corporation existing under the laws of Canada;

(“Marathon”)

AND:	MARATHON GOLD CORPORATION, a corporation existing under the laws of Canada;

(“Marathon Gold”)
WHEREAS Stillwater, Marathon and Marathon Gold entered into an arrangement agreement dated September 7, 2010 (the “Arrangement Agreement”) concerning, among other things, the proposed acquisition by a wholly-owned subsidiary of Stillwater of all of the issued and outstanding common shares of Marathon;
AND WHEREAS the parties wish to amend the terms of the Arrangement Agreement;
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	Except as hereby amended, all terms and conditions of the Arrangement Agreement remain the same, in full force and effect. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Arrangement Agreement.

2.	Paragraph 3.2(c) of the Arrangement Agreement is hereby deleted in its entirety and replaced with the following:
“3.2(c) Capitalization. Marathon is authorized to issue an unlimited number of Marathon Shares. As of September 7, 2010, there were (i) 31,724,880 Marathon Shares outstanding, (ii) Marathon Options to acquire an aggregate of 2,978,500 Marathon Shares outstanding, and (iii) 58,450 Marathon Shares reserved for issue under the outstanding Marathon Convertible Securities. All outstanding Marathon Shares have been authorized and are issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights. Marathon does not have a shareholder rights plan. Marathon Gold is authorized to issue an unlimited number of Marathon Gold Shares. As of September 7, 2010, (i) there were 1,000 Marathon Gold Shares outstanding, and (ii) there were no Marathon Gold Shares reserved for issue pursuant to any convertible securities of Marathon Gold or any other rights to acquire Marathon Gold Shares. All outstanding Marathon Gold Shares have been authorized and are issued and outstanding as fully paid and non-assessable shares, free of preemptive rights.”
3.	Paragraph 3.2(d)(ii) is hereby deleted in its entirety and replaced with the following.
“3.2(d)(ii) The Marathon Warrants, if outstanding immediately prior to the Effective Time, will remain outstanding in accordance with their terms and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Marathon Shares otherwise issuable upon exercise thereof, the Cash Consideration, 0.112 of a Stillwater Share and 0.5 of a Marathon Gold Share for each Marathon Warrant so exercised, which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated herein if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Marathon Shares to which such holder was entitled upon such exercise.”
4.	The Plan of Arrangement attached as Schedule “A” to the Arrangement Agreement is hereby amended and restated in the form attached and marked hereto as Schedule “A”.

5.	This amending agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Parties hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario.

6.	This amending agreement may be executed in counterparts, each of which when delivered (whether in originally executed form or by facsimile or other electronic transmission) shall be deemed to be an original and all of which together shall constitute one and the same document
[Signatures to follow.]

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first above written.

STILLWATER MINING COMPANY
Per:	/s/ John R. Stark
John R. Stark
Executive Vice President

MARATHON PGM CORPORATION
Per:	/s/ Phillip C. Walford
Phillip C. Walford
President and Chief Executive Officer

MARATHON GOLD CORPORATION
Per:	/s/ Phillip C. Walford
Phillip C. Walford
President and Chief Executive Officer

SCHEDULE A
AMENDED AND RESTATED
PLAN OF ARRANGEMENT UNDER SECTION 192
OF THE CANADA BUSINESS CORPORATIONS ACT
1.	INTERPRETATION
(a)	Definitions: In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:
(i)	“AcquireCo” means a wholly-owned subsidiary of Stillwater existing under the laws of Canada;

(ii)	“Arrangement” means the arrangement under the provisions of section 192 of the CBCA, on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement hereto made in accordance with the Arrangement Agreement and the provisions hereof or made at the direction of the Court in the Final Order;

(iii)	“Arrangement Agreement” means the Arrangement Agreement dated September 7, 2010 to which this Plan of Arrangement is attached as schedule A;

(iv)	“Arrangement Resolution” means the Special Resolution of Marathon Shareholders approving the Arrangement;

(v)	“Business Day” means a day which is not a Saturday, Sunday or a civic or statutory holiday in Toronto, Ontario;

(vi)	“Cash Consideration” means $1.775 for each one (1) Marathon Share outstanding immediately prior to the Effective Time, up to an aggregate amount equal to the Maximum Cash;

(vii)	“CBCA” means the Canada Business Corporations Act, as amended;

(viii)	“Class A Shares” means the class A common shares of Marathon which are to be created in accordance with this Plan of Arrangement and which shall have attached thereto the right to vote at all meetings of Marathon Shareholders, the right to dividends as and when declared by the directors of Marathon, subject to the preferential right of the holders of Class B Shares to dividends and the right to participate in the remaining assets of Marathon upon a winding up of Marathon;

(ix)	“Class B Shares” means the Marathon Shares following their re-designation as Class B Shares in accordance with this Plan of Arrangement, such Class B Shares to bear the same rights and privileges as the Marathon Shares provided that such Class B Shares shall be entitled to dividends as and when declared by the directors of Marathon in preference to dividends to be paid on the Class A Shares;

(x)	“Closing Date” means the Business Day that is three Business Days after the granting of the Final Order or such other date as the parties to the Arrangement Agreement may agree;

(xi)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(xii)	“Depositary” means any trust company, bank or financial institution agreed to in writing between Stillwater and Marathon for the purpose of, among other things, exchanging certificates representing Marathon Shares for Marathon Gold Shares and the Class A Shares and, subsequently, for the Cash Consideration and/or the Share Consideration, as the case may be, in connection with and in conformity to the Arrangement;

(xiii)	“Director” means the Director appointed pursuant to section 260 of the CBCA;

(xiv)	“Dissent Procedures” means the procedures set forth in section 190 of the CBCA, as may be modified by the Interim Order, which are required to be taken by an Marathon Shareholder to exercise the right of dissent in respect of Marathon Shares in connection with the Arrangement;

(xv)	“Dissent Rights” means the rights of dissent of Marathon Shareholders in respect of the Arrangement Resolution as defined in section 4 hereof;

(xvi)	“Dissenting Marathon Shareholder” means an Marathon Shareholder who has duly exercised a Dissent Right in strict compliance with the Dissent Procedures;

(xvii)	“Effective Date” means the date shown in the certificate of arrangement issued in accordance with section 262 of the CBCA in respect of the Arrangement, being the Closing Date;

(xviii)	“Effective Time” means the time when the Arrangement will be deemed to have been completed, which shall be 12:01 a.m., Toronto time, on the Effective Date;

(xix)	“Encumbrance” means any mortgage, hypothec, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third Person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(xx)	“Exchange Ratio” means 0.224 of a Stillwater Share for each one (1) Marathon Share outstanding immediately prior to the Effective Time;

(xxi)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court (with the consent of Stillwater and Marathon) at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(xxii)	“Former Marathon Shareholders” means the holders of Marathon Shares immediately prior to the Effective Time;

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(xxiii)	“Interim Order” means the interim order of the Court providing for, among other things, the calling and holding of the Marathon Meeting, as such order may be amended, supplemented or varied by the Court (with the consent of Stillwater and Marathon);

(xxiv)	“Letter of Transmittal” means the letter of transmittal to be delivered by Marathon to the Marathon Shareholders providing for the delivery of Marathon Shares to the Depositary;

(xxv)	“Marathon” means Marathon PGM Corporation, a corporation existing under the laws of Canada;

(xxvi)	“Marathon Disclosure Letter” means the letter dated the date hereof delivered by Marathon to Stillwater in the form accepted by Stillwater;

(xxvii)	“Marathon Gold” means Marathon Gold Corporation, a corporation existing under the laws of Canada;

(xxviii)	“Marathon Gold Shares” means the common shares which Marathon Gold is authorized to issue as presently constituted;

(xxix)	“Marathon Meeting” means the special meeting of Marathon Shareholders, including any adjournment or adjournments or postponement or postponements thereof, to be held for the purpose of obtaining approval by Marathon Shareholders of the Arrangement Resolution;

(xxx)	“Marathon Options” means the outstanding options to acquire Marathon Shares and which have been issued pursuant to the Marathon Stock Option Plan;

(xxxi)	“Marathon Shareholder” means a Person who is a registered holder of Marathon Shares as shown on the share register of Marathon and for the purposes of the Marathon Meeting, is a registered holder of Marathon Shares as of the record date therefor, and for the purposes of the Arrangement, is a registered holder of Marathon Shares immediately prior to the Effective Time;

(xxxii)	“Marathon Shares” means the common shares which Marathon is authorized to issue as presently constituted and following the re-designation of such common shares to Class B Shares in accordance with this Plan of Arrangement, means the Class B Shares which Marathon will be authorized to issue and, following the exchange of the Class B Shares for Class A Shares and Marathon Gold Shares in accordance with this Plan of Arrangement, means the Class A Shares which Marathon is authorized to issue;

(xxxiii)	“Marathon Stock Option Plan” means the stock option plan of Marathon as approved by the Marathon Board and by the Marathon Shareholders on June 15, 2010;

(xxxiv)	“Marathon Warrants” means the outstanding warrants to purchase up to 58,540 Marathon Shares issued by Marathon as disclosed in the Marathon Disclosure Letter;

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(xxxv)	“Maximum Cash” means $61,775,707;

(xxxvi)	“Maximum Shares” means 3,893,325 Stillwater Shares;

(xxxvii)	“Person” means any individual, corporation, firm, partnership (including, without limitation, a limited partnership), sole proprietorship, syndicate, joint venture, trustee, trust, any unincorporated organization or association, any government or instrumentality thereof and any tribunal;

(xxxviii)	“Share Consideration” means 0.112 of a Stillwater Share for each one (1) Marathon Share outstanding immediately prior to the Effective Time, up to an aggregate amount equal to the Maximum Shares;

(xxxix)	“Special Resolution” has the meaning ascribed to such term in the CBCA;

(xl)	“Stillwater” means Stillwater Mining Corporation, a corporation existing under the laws of Delaware;

(xli)	“Stillwater Replacement Options” has the meaning given to such term in paragraph 3(a)(v) hereof;

(xlii)	“Stillwater Shares” means the common shares which Stillwater is authorized to issue as presently constituted;

(xliii)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder as amended from time to time.
(b)	Interpretation Not Affected by Headings. The headings contained in this Plan of Arrangement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof’, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section, subsection, paragraph, subparagraph, clause or sub-clause hereof and include any agreement or instrument supplementary or ancillary hereto.

(c)	Date for any Action. If the date on which any action is required to be taken hereunder is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

(d)	Number and Gender. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders and neuter.

(e)	References to Persons. A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

(f)	Currency. Unless otherwise stated in this Plan of Arrangement, all references herein to amounts of money are expressed in lawful money of Canada.

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2.	ARRANGEMENT AGREEMENT
This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement. At the Effective Time, the Arrangement shall be binding upon Stillwater, AcquireCo, Marathon, Marathon Gold and the Marathon Shareholders.
3.	THE ARRANGEMENT
(a)	The Arrangement. At the Effective Time, the following shall occur and shall be deemed to have occurred in the following order without any further act or formality:
(i)	The holders of the Marathon Options shall cease to be entitled to receive Marathon Shares upon the exercise thereof.

(ii)	The Marathon Warrants, if outstanding immediately prior to the Effective Time, shall remain outstanding in accordance with their terms and will entitle the holder thereof to receive, upon exercise in accordance with the terms thereof, in lieu of the number of Marathon Shares otherwise issuable upon exercise thereof, the Cash Consideration, 0.112 of a Stillwater Share and 0.5 of a Marathon Gold Share for each Marathon Warrant so exercised, which the holder would have been entitled to receive as a result of the Arrangement and the other transactions contemplated herein if, immediately prior to the Effective Time, such holder had been the registered holder of the number of Marathon Shares to which such holder was entitled upon such exercise..

(iii)	Marathon shall undertake a reorganization of capital within the meaning of section 86 of the Tax Act as follows, and in the following order:
A.	The authorized capital of Marathon will be amended by:
I.	re-designating the Marathon Shares as Class B Shares and each certificate representing such an outstanding Marathon Share shall, as and from the time such re-designation is effective, represent a Class B Share; and

II.	the creation of an unlimited number of Class A Shares;
and the articles of Marathon shall be deemed to be amended accordingly.

B.	Each issued Class B Share held by a Dissenting Marathon Shareholder (for greater certainty, being a Marathon Shareholder who has complied with the Dissent Rights and is ultimately entitled to be paid for its Class B Shares) will be acquired by AquireCo in consideration for a debt claim against Stillwater to be paid fair value of such Class B Shares pursuant to the Dissent Procedures.

C.	Each issued Class B Share, other than those held by Dissenting Marathon Shareholders, will be exchanged with Marathon for one Class A Share and 0.50 Marathon Gold Shares.

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D.	The stated capital of Marathon for the outstanding Class A Shares will be an amount equal to the stated capital of Marathon for the Class B Shares, less the fair market value of the Marathon Gold Shares distributed to Marathon Shareholders, other than Dissenting Marathon Shareholders pursuant to section 4 hereof and the paid-up capital of the Class A Shares of Marathon will be reduced accordingly.

E.	The Class B Shares (including the Class B Shares held by Dissenting Marathon Shareholders and acquired by AcquireCo pursuant to paragraph 3(a)(iii)(B) hereof) will be cancelled.
(iv)	Each Class A Share (other than Class A Shares held by Stillwater and its Affiliates and the Dissenting Shareholders) shall be transferred by the holder thereof to AquireCo (free and clear of any liens, charges or encumbrances of whatsoever nature), and each Former Marathon Shareholder (other than Stillwater and its Affiliates and the Dissenting Shareholders) shall be entitled to receive, in exchange therefor and subject to the following provisions of this Section 3, the Cash Consideration and the Share Consideration;

(v)	Each Marathon Option outstanding immediately prior to the Effective Time, whether vested or not, shall be exchanged for a fully-vested option granted by Stillwater (each a “Stillwater Replacement Option” and collectively the “Stillwater Replacement Options”) to acquire that number of Stillwater Shares equal to the product of (A) the number of Marathon Shares subject to the Marathon Option immediately before the Effective Time and (B) the Exchange Ratio. The exercise price per Stillwater Share subject to any Stillwater Replacement Option shall be equal to the quotient of (A) the exercise price per Marathon Share subject to such Marathon Option immediately before the Effective Time divided by (B) the Exchange Ratio. Except as set out above, the terms of each Stillwater Replacement Option shall be the same as the Marathon Option exchanged therefor, but the expiry date shall be the same as if the holder of the Marathon Options had not ceased to be employed by Marathon.

(vi)	With respect to each Class A Share:
A.	each such Marathon Shareholder, other than Stillwater, shall cease to be the holder of such Class A Share on the Effective Date and such holder’s name shall be removed from the share register of Marathon as at the Effective Time; and

B.	AcquireCo shall be deemed to be the transferee of such Class A Share (free and clear of any Encumbrance) on the Effective Date and AcquireCo shall be entered in the share register of Marathon as the holder thereof as at the Effective Time.
(b)	No Fractional Shares. Following the Effective Time, if the aggregate number of Stillwater Shares or Marathon Gold Shares to which an Marathon Shareholder would otherwise be entitled, or to which a holder of Stillwater Replacement Options or the Marathon Warrants is entitled on exercise or conversion (as the case may be) of Stillwater Replacement Options or the Marathon Warrants is not a whole number, then the number of Stillwater Shares or Marathon Gold Shares, as the case may be, shall be

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rounded down to the next whole number and no compensation will be paid to the Marathon Shareholder in respect of such fractional Stillwater Share or Marathon Gold Share, as the case may be.

(c)	Fractional Cash Consideration. Any cash consideration owing to a Former Marathon Shareholder shall be rounded up to the next whole cent.
4.	RIGHTS OF DISSENT
Marathon Shareholders shall be entitled to exercise dissent rights (“Dissent Rights”) with respect to the Marathon Shares pursuant to and in the manner set forth in section 190 of the CBCA as modified by the Interim Order and this section 4. Notwithstanding subsection 190(a) of the CBCA, any Marathon Shareholder seeking to exercise Dissent Rights must deliver to Marathon a written objection to the Arrangement by 5:00 p.m. (Toronto time) on the Business Day immediately prior to the date of the Marathon Meeting and must strictly comply with all other provisions of section 190 of the CBCA as modified by the Interim Order (the “Dissent Procedures”).
If the Arrangement is concluded, a Marathon Shareholder who exercises Dissent Rights in strict compliance with the Dissent Procedures shall be entitled to be paid by Marathon the fair value of the Marathon Shares held by such Dissenting Marathon Shareholder in respect of which such Dissenting Marathon Shareholder dissents, determined as provided for in the CBCA, as modified by the Interim Order and this section 4. Any such Dissenting Marathon Shareholder who exercises Dissent Rights and who:
(a)	is ultimately entitled to be paid fair value for its Marathon Shares shall be deemed to have transferred its Marathon Shares to Stillwater in consideration for a debt claim against Stillwater to be paid fair value of such shares pursuant to the Dissent Procedures, and shall not be entitled to any other payment or consideration, including any payment under the Arrangement had such holders not exercised their Dissent Rights; or

(b)	is for any reason ultimately not entitled to be paid for fair value for its Marathon Shares, shall be deemed to have participated in the Arrangement as of the Effective Time at the same terms and at the same time as a non-dissenting Marathon Shareholder and shall be issued only the same consideration which a Marathon Shareholder is entitled to receive under the Arrangement as if such Dissenting Marathon Shareholder would not have exercised Dissent Rights.
In no case shall Stillwater, AquireCo, Marathon or Marathon Gold be required to recognize Dissenting Marathon Shareholders or a Dissenting Marathon Shareholder at and after the Effective Time as a legal or beneficial holder of Marathon Shares for any purpose, and the names of such Dissenting Marathon Shareholders shall be removed from the share register of Marathon at the Effective Time.

5.	DELIVERY OF STILLWATER SHARES AND CASH AND MARATHON GOLD SHARES
(a)	Deposit. At or prior to the Effective Time:
(i)	Marathon shall deposit with the Depositary, for the benefit of the Former Marathon Shareholders, certificate(s) representing the Marathon Gold Shares;

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(ii)	AquireCo shall deposit with the Depositary, for the benefit of the Former Marathon Shareholders, cash in an amount equal to the Maximum Cash; and

(iii)	Stillwater shall deposit with the Depositary, for the benefit of the Former Marathon Shareholders, certificate(s) representing the Maximum Shares.
(b)	Letter of Transmittal. The Depositary will forward to each Marathon Shareholder, at the address of such Marathon Shareholder as it appears on the register for Marathon Shares, a Letter of Transmittal and instructions for obtaining delivery of the certificates representing the Marathon Gold Shares and the Stillwater Shares allotted and issued to such Marathon Shareholder pursuant to the Arrangement.

(c)	Entitlement to Marathon Gold Certificates and Stillwater Certificates and cash.
(i)	Stillwater, AcquireCo and Marathon shall cause the Depositary, as soon as practicable following the later of the Effective Date and the date of deposit with the Depositary of a duly completed Letter of Transmittal and the certificates representing the Marathon Shares or other documentation as provided in the Letter of Transmittal, to:
A.	forward or cause to be forwarded by first class mail (postage prepaid) to the Former Marathon Shareholders at the address specified in the Letter of Transmittal; or

B.	if requested by the Former Marathon Shareholders in the Letter of Transmittal, make available at the Depositary for pick-up by the Former Marathon Shareholders; or

C.	if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii), forward or cause to be forwarded by first class mail (postage prepaid) to the Former Marathon Shareholders at the address of such Former Marathon Shareholders as shown on the share register maintained by Marathon as at the Effective Time, certificates representing the Marathon Gold Shares issuable to such Former Marathon Shareholders and a cheque representing the cash payment, if any, payable to such Former Marathon Shareholders and/or certificates representing the number of Stillwater Shares, if any, issuable to such Former Marathon Shareholders as determined in accordance with the provisions hereof.

(ii)	No Former Marathon Shareholder shall be entitled to receive any consideration with respect to the Class A Shares other than the cash payment, if any, and certificates representing the Stillwater Shares, if any, which they are entitled to receive in accordance herewith of this Plan of Arrangement and, for greater certainty, no Former Marathon Shareholder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

(iii)	After the Effective Time and until surrendered as contemplated by paragraph 5(c)(i) hereof, each certificate which immediately prior to the Effective Time represented one or more Marathon Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing

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the Stillwater Shares and the Marathon Gold Shares and the Cash Consideration to which the holder of such certificate is entitled to receive in accordance with paragraph 5(c)(i) hereof.
(d)	Lost Certificates. In the event that any certificate which immediately prior to the Effective Time represented one or more Marathon Shares which were exchanged for Stillwater Shares and Marathon Gold Shares in accordance with section 3 hereof shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, certificates representing the Stillwater Shares and the Marathon Gold Shares which such Marathon Shareholder is entitled to receive in accordance with section 3 hereof. When authorizing such delivery of certificates representing the Stillwater Shares and the Marathon Gold Shares which such Marathon Shareholder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the Marathon Shareholder to whom certificates representing such Stillwater Shares and Marathon Gold Shares are to be delivered shall, as a condition precedent to the delivery of such Stillwater Shares and Marathon Gold Shares, give a bond satisfactory to Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary in such amount as Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary may direct, or otherwise indemnify Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary in a manner satisfactory to Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary, against any claim that may be made against Stillwater, AcquireCo, Marathon, Marathon Gold or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the by-laws of Stillwater, AcquireCo, Marathon and Marathon Gold as the case may be.

(e)	Dividends or other Distributions. No dividends or distributions declared or made after the Effective Date with respect to Stillwater Shares with a record date after the Effective Date will be payable or paid to the holder of any unsurrendered certificate or certificates which, immediately prior to the Effective Date, represented outstanding Marathon Shares unless and until the holder of such certificate shall have complied with the provisions of this section 5. Subject to Applicable Law and to section 5 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the Stillwater Shares and the Marathon Gold Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect such Stillwater Shares and Marathon Gold Shares.

(f)	Termination of Rights. Any certificate formerly representing Marathon Shares that is not deposited, with all other documents as provided in this section 5 on or before the sixth anniversary of the Effective Date, shall cease to represent any claim or interest of any kind or nature (including, without limitation dividends or distributions set out in section 5(d) hereof) against Stillwater, AcquireCo, Marathon, Marathon Gold or the Depositary.

(g)	Withholding Rights. Stillwater, AcquireCo, Marathon, Marathon Gold and the Depositary shall be entitled to deduct and withhold from all dividends or other distributions otherwise payable to any Marathon Shareholder such amounts as Stillwater, Marathon, Marathon Gold or the Depositary is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local

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or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Marathon Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.
6.	AMENDMENT
(a)	Amendment.
(i)	Stillwater, AcquireCo, Marathon and Marathon Gold reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that any amendment, modification or supplement must be approved by Stillwater and Marathon in a written document which is filed with the Court and, if made following the Marathon Meeting, then approved by the Court, and communicated to the Marathon Shareholders in the manner required by the Court (if so required).

(ii)	Any amendment, modification or supplement to this Plan of Arrangement, if agreed to by Marathon and Stillwater, may be made at any time prior to or at the Marathon Meeting, with or without any other prior notice or communication and, if so proposed and accepted by Persons voting at the Marathon Meeting (other than as may be required under the Interim Order) shall become part of this Plan of Arrangement for all purposes.

(iii)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Marathon Meeting will be effective only if it is consented to by Marathon and Stillwater and, if required by the Court, by the Marathon Shareholders.

(iv)	Notwithstanding the foregoing provisions of this section 6, no amendment, modification or supplement of this Plan of Arrangement may be made prior to the Effective Time except in accordance with the terms of the Arrangement Agreement.

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